Exhibit 99.1

News Release
For Immediate Release	CONTACT:
Bill Newbould (610) 558-9800

ENDO PHARMACEUTICALS REPORTS

THIRD QUARTER 2007 FINANCIAL RESULTS

- Results include Record Quarterly and Nine-Months Net Sales -

CHADDS FORD, Pa., Nov. 1, 2007 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the three months and nine months ended September 30, 2007.

Net sales for the third quarter of 2007 grew by 24% to a record $269.5 million compared with $217.1 million in the third quarter of 2006. Net income for the three months ended September 30, 2007 was $59.1 million compared with $44.9 million in the same period of 2006. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended September 30, 2007 was $61.6 million compared with $47.2 million in the same period in 2006.

Diluted earnings per share for the three months ended September 30, 2007 were $0.44 compared with $0.33 in the comparable 2006 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended September 30, 2007 were $0.46 compared with $0.35 in the same period in 2006, an increase of 31%.

“This excellent quarterly performance is indicative of the strength of our business,” said Peter A. Lankau, President and Chief Executive Officer. “Underlying demand remains strong for LIDODERM®, the OPANA® franchise, and FROVA®, and we continue to implement key initiatives aimed at delivering long-term shareholder value.” Lankau also noted that, consistent with its goal of becoming the leading pain company, Endo is continuing to focus its business development activities on product licensing and acquisitions to deepen its penetration in pain management while seeking to diversify its revenue base in the near-term through company acquisitions in selected specialty-focused therapeutic areas.

Revised EPS Guidance

Based primarily on lower-than-expected SG&A costs associated with pre-launch marketing and promotional initiatives for FROVA following the disclosure on September 30, 2007 that the U.S. Food and Drug Administration had issued a “not approvable” letter in response to Endo’s supplemental New Drug Application (sNDA) for FROVA for the short-term prevention of menstrual migraine, the company is increasing its earnings per share guidance for 2007. The company estimates adjusted diluted earnings per share (excluding estimated milestone payments to partners and the expensing of stock-based compensation charges) for 2007 to be approximately $1.79 to $1.84, up from the prior adjusted diluted EPS guidance of $1.75 to $1.80. Endo also reiterated its 2007 net sales guidance of approximately $1.050 billion to $1.075 billion, which includes estimated net sales of LIDODERM of approximately $685 million to $710 million and estimated combined net sales of the OPANA® franchise of approximately $90 million to $110 million.

- more -

Comparative Year-to-Date Results

For the first nine months of 2007, Endo’s net sales were a record $781.0 million, a 20% increase from $650.2 million in the comparable 2006 period. Net income for the nine months ended September 30, 2007 was $176.8 million compared with $123.1 million in the comparable 2006 period. As detailed in the Supplemental Financial Information below, adjusted net income for the nine months ended September 30, 2007 was $188.5 million compared with $164.0 million in the same period in 2006.

Diluted earnings per share for the nine months ended September 30, 2007 were $1.31 compared with $0.92 in the same period in 2006. As detailed in the Supplemental Financial Information below, adjusted earnings per share for the nine months ended September 30, 2007 were $1.40 per diluted share versus $1.22 in the comparable 2006 period.

Pipeline Update

Endo also provided the following update regarding its Research & Development pipeline:

FROVA. As mentioned above, the FDA on September 28th issued a not approvable letter to Endo and its development partner Vernalis plc for FROVA in the short-term prevention of menstrual migraine, questioning whether the benefit demonstrated in two statistically significant Phase III efficacy and safety trials was clinically meaningful. The agency also expressed concern about the potential for increased risk of serious vascular adverse events, though none were observed in the clinical development program. The companies are continuing to evaluate the points raised in the not approvable letter and are seeking a meeting with the FDA to review in detail the agency’s concerns and determine what kind of information is needed before deciding on the appropriate course of action.

RAPINYL™. The company announced that, due to the continued challenge of recruiting cancer patients in its Phase III placebo-controlled efficacy trial of this sublingual fentanyl tablet being studied for the treatment of breakthrough cancer pain, it has decided that it will conduct an interim statistical analysis of this trial. This interim analysis will be conducted as soon as possible when a predetermined number of patients (based upon a power calculation) with evaluable data have completed the trial. The company will provide further updates when this analysis is completed.

Topical Ketoprofen Patch. Endo also disclosed it has achieved positive results for a four-week, double-blind, placebo-controlled efficacy trial evaluating this once-daily analgesic patch in 309 patients with osteoarthritis flare of the knee. This trial represented the first part of a three-month safety study of the product (the final two months of the study were an open-label extension). The double-blind, placebo-controlled portion of the study met its predetermined primary objective: statistically significant difference from placebo at day 14 in the WOMAC1 pain sub-scale (p=0.014). Significant treatment differences were observed at all measurement points in this parameter during the double-blind phase. Secondary outcomes, including physician global assessment of study medication and KOOS2 sub-scales (pain, symptoms and function), also demonstrated statistically significant differences from placebo. Pain relief was sustained throughout the open-label phase.

The topical ketoprofen patch was generally safe and well tolerated for up to three months when applied to the knee area in patients with osteoarthritis. The most frequently reported adverse event during both phases of the study was application site reaction, generally mild, which occurred in 26.3% of ketoprofen patch-treated patients during the double-blind portion of the study (vs. 20.4% of placebo-treated patients)

1 Western Ontario and McMaster University Osteoarthritis Index (WOMAC), considered the leading outcome measure for patients with osteoarthritis of the lower extremity

2 Knee Injury and Osteoarthritis Outcome Score (KOOS)

- more -

and 34.4% of patients during the open-label portion of the study, when all patients used the ketoprofen patch.

As Endo previously disclosed, two earlier Phase III double-blind, placebo-controlled clinical trials in patients with ankle sprains and strains and in patients with tendonitis or bursitis of the shoulder, elbow or knee did not meet their primary endpoints. The company continues to evaluate and analyze these results, which may have been due to such factors as insufficient severity of pain on entry into the studies and the use of ibuprofen as rescue medication. A third Phase III study, evaluating the ketoprofen patch in the treatment of pain associated with tendonitis or bursitis of the shoulder, elbow or knee, has been amended based on the above findings and is ongoing.

The positive outcome observed in the efficacy portion of the OA long-term safety study of the ketoprofen patch provides further information that could contribute to the design of additional clinical trials, and the company intends to request a meeting with the FDA to discuss its clinical development plans for this product. “We believe the topical ketoprofen patch is an effective treatment that could potentially offer significant advantages for patients with soft-tissue injuries and osteoarthritis, and we remain hopeful in its future prospects,” said David A. Lee, M.D., Ph.D., Chief Scientific Officer.

EN 3285. Endo announced that it will initiate the first of two Phase III clinical studies in the fourth quarter of 2007 for EN 3285, a topical oral-rinse in development for the prevention or delay of severe oral mucositis (OM), painful mouth sores that often occur in cancer patients undergoing radiation and chemotherapeutic treatment. Endo has agreed to the trial design with FDA under the Special Protocol Assessment (SPA) process. Under the terms of the SPA, Endo will initiate a multicenter, double-blind, placebo-controlled trial in approximately 240 OM patients undergoing chemoradiation therapy for head and neck cancer. The primary endpoint will be total radiation dose to onset of severe OM (NCI grade >2) over the cumulative dose range 0 – 50 Gy3. A second Phase III study is expected to begin during the first half of 2008. The FDA will require two Phase III, double-blind, placebo-controlled trials as the basis for an NDA for this indication. As such, the company is currently projecting a 2010 NDA filing date for this product but may provide future updates depending upon the pace of patient enrollment in the clinical trials.

Use of Non-GAAP Measures — Adjusted Net Income and Adjusted Diluted Earnings per Share:

Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most

3 Unit of absorbed radiation

- more -

directly comparable GAAP financial measures as provided with the financial statements included in this press release.

Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended September 30, 2007 and September 30, 2006 is as follows:

	(Unaudited) Three Months Ended September 30,
	2007	2006
	(in thousands, except per share data)
GAAP net income	$59,147	$44,891
Add: Income tax	30,924	27,737

GAAP income before income tax	90,071	72,628
Add: Upfront and milestone payments to partners	439	—
Add: Stock compensation expense related to SFAS 123R	3,707	3,801
Adjusted income before income tax	94,217	76,429
Pro forma income tax	32,582	29,191

Adjusted net income	$61,635	$47,238

Diluted weighted average shares outstanding	134,621	134,231

Adjusted diluted earnings per share	$0.46	$0.35

- more -

A reconciliation of net income as determined by GAAP to adjusted net income for the nine months ended September 30, 2007 and September 30, 2006 is as follows:

	(Unaudited) Nine Months Ended September 30,
	2007	2006
	(in thousands, except per share data)
GAAP net income	$176,842	$123,065
Add: Income tax	97,793	76,037

GAAP income before income tax	274,635	199,102
Add: Compensation expense and related employer payroll taxes to be funded by Endo Pharma LLC	—	42,385
Add: Upfront and milestone payments to partners	8,070	10,400
Add: Stock compensation expense related to SFAS 123R	10,940	9,337
Adjusted income before income tax	293,645	261,224
Pro forma income tax	105,154	97,178

Adjusted net income	$188,491	$164,046

Diluted weighted average shares outstanding	134,566	134,060

Adjusted diluted earnings per share	$1.40	$1.22

Product Review

LIDODERM. For the quarter ended September 30, 2007, net sales of LIDODERM were $174.3 million compared with $127.4 million in the same period in 2006. For the first nine months of 2007, net sales of LIDODERM were $496.9 million compared with $393.3 million in the same period a year ago. Prescription growth for LIDODERM was up 13% and dispensed unit growth was up 14% in the third quarter of 2007 versus the same 2006 period. Prescription growth for LIDODERM was up 15% and dispensed unit growth was up 17% for the nine months ended September 30, 2007 over the comparable 2006 period. The company estimates that prescription demand for LIDODERM in the third quarter of 2007 was approximately $188.5 million.

OPANA ER and OPANA. Combined net sales for the OPANA franchise were $24.0 million for the third quarter of 2007 and were $78.3 million for the first nine months of 2007. The year-to-date results include the recognition of $13.8 million in deferred revenue for commercial shipments of OPANA ER and OPANA made to customers in 2006. Endo estimates that prescription demand for OPANA ER and OPANA in the third quarter was approximately $20.4 million.

FROVA. Net sales of FROVA were $13.5 million and $38.4 million for the three and nine months ended September 30, 2007, respectively. This compares with $9.1 million and $29.1 million in the respective year-ago periods. Prescription growth was up 15% for the quarter and 11% for the year to date in 2007 versus the comparable 2006 periods. The company estimates that prescription demand for FROVA in the third quarter of 2007 was approximately $12.8 million.

- more -

PERCOCET® . Net sales of PERCOCET were $31.6 million for the three months ended September 30, 2007 versus $25.3 million in the same period in 2006. Net sales of PERCOCET were $91.2 million for the nine months ended September 30, 2007 compared with $74.9 million in the same period in 2006. The company estimates that prescription demand for PERCOCET in the 2007 third quarter was approximately $28.2 million.

Generic products. Net sales from the company’s generic products in 2007 were $23.3 million in the third quarter and $68.4 million for the nine months compared with $52.6 million and $142.1 million in the respective periods of 2006. The year-ago results included net sales of the company’s extended-release oxycodone tablets of $19.0 million in the third quarter and $43.3 million during the first nine months. Endo ceased selling this product as of December 31, 2006. The quarterly and year-to-date decreases in 2007 are also due to increased generic competition with the company’s morphine sulfate extended-release tablets. Endo expects competition to continue to adversely affect its market share and the price of both ENDOCET® and its morphine sulfate extended-release tablets.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (888) 713-4216 (domestic), (617) 213-4868 (international), passcode 61517458. Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from November 1, 2007 at 1:00 p.m. ET by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 32593761, and will run until 12:00 a.m. ET on November 8, 2007.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on November 8, 2007. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non- historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in

- more -

addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre- clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the SEC on March 1, 2007. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

- more -

The following tables present Endo’s unaudited net sales for the three months and nine months ended September 30, 2007 and September 30, 2006:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended September 30,
	2007	2006
LIDODERM	$174,326	$127,390
PERCOCET	31,644	25,264
OPANA ER AND OPANA	23,998	—
FROVA	13,465	9,090
Other Brands	2,707	2,742

Total Brands	$246,140	$164,486

Oxycodone ER	$—	$18,971
Other Generics	23,330	33,668

Total Generics	$23,330	$52,639

Total Net Sales	$269,470	$217,125

- more -

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2007	2006
LIDODERM	$496,926	$393,284
PERCOCET	91,183	74,901
OPANA ER AND OPANA	78,274	—
FROVA	38,365	29,108
Other Brands	7,837	10,838

Total Brands	$712,585	$508,131

Oxycodone ER	$—	$43,263
Other Generics	68,441	98,794

Total Generics	$68,441	$142,057

Total Net Sales	$781,026	$650,188

- more -

The following table presents Endo’s consolidated statements of operations for the three months and nine months ended September 30, 2007 and September 30, 2006:

Endo Pharmaceuticals Holdings Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
NET SALES	$269,470	$217,125	$781,026	$650,188
COST OF SALES	49,779	44,406	151,634	143,551

GROSS PROFIT	219,691	172,719	629,392	506,637
COSTS AND EXPENSES:
Selling, general and administrative	107,399	87,850	287,205	252,281
Research and development	26,886	14,456	79,571	59,382
Depreciation and amortization	5,068	4,636	12,996	12,944

OPERATING INCOME	80,338	65,777	249,620	182,030
INTEREST INCOME, Net	9,733	6,851	25,015	17,072

INCOME BEFORE INCOME TAX	90,071	72,628	274,635	199,102
INCOME TAX	30,924	27,737	97,793	76,037

NET INCOME	$59,147	$44,891	$176,842	$123,065

NET INCOME PER SHARE:
Basic	$0.44	$0.34	$1.32	$0.92
Diluted	$0.44	$0.33	$1.31	$0.92
WEIGHTED AVERAGE SHARES:
Basic	133,915	133,270	133,835	133,067
Diluted	134,611	134,147	134,491	133,961

- more -

The following table presents the Endo’s unaudited condensed consolidated balance sheet data at September 30, 2007 and December 31, 2006:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	September 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$274,884	$628,085
Marketable securities	608,000	—
Accounts receivable, net	214,252	279,159
Inventories, net	74,509	62,129
Other current assets	64,630	66,641

Total current assets	1,236,275	1,036,014
Property and equipment, net	44,783	36,565
Goodwill	181,079	181,079
Other intangibles, net	73,390	78,046
Note receivable	50,016	52,872
Other assets	18,429	12,113

TOTAL ASSETS	$1,603,972	$1,396,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Endo Pharma LLC	$19,323	$38,693
Other current liabilities	328,613	299,406

Total current liabilities	347,936	338,099
Other liabilities	18,886	17,602
Total stockholders’ equity	1,237,150	1,040,988

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,603,972	$1,396,689

- more -

The following table presents condensed consolidated cash flow data for the nine months ended September 30, 2007 and September 30, 2006:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Net cash provided by operating activities	$287,431	$275,543
Net cash used in investing activities	(630,624)	(41,688)
Net cash used in financing activities	(10,008)	(60,161)

Net (decrease) / increase in cash and cash equivalents	$(353,201)	$173,694
Cash and cash equivalents, beginning of period	$628,085	$500,956

Cash and cash equivalents, end of period	$274,884	$674,650

Net Cash Used in Financing Activities

During the nine months ended September 30, 2007, net cash used in financing activities included a $20.0 million payment to Endo Pharma LLC. Endo Pharma LLC is a limited liability company that is no longer affiliated with the Company, but had historically held significant portions of Endo common stock, in which affiliates of Kelso & Company and certain current and former members of management have an interest. This payment was made pursuant to the tax-sharing agreement between the company and Endo Pharma LLC. This agreement requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the company’s public stockholders. The company has recorded a liability of $18.5 million as of September 30, 2007 related to exercises during 2006, which amount is expected to be paid in the fourth quarter of 2007 and another $0.8 million related to exercises during 2007 which, if used to reduce its 2007 income taxes, will be paid in 2008.

#####

- more -